Exhibit 99.1

NEWS

United Industrial Corporation Subsidiary

AAI Services Corporation Completes Acquisition

Of Engine Repair Specialist McTurbine Inc.

IR Contact:	Media Contact:
Stuart F. Gray	Sharon C. Corona
410-628-8686	410-628-3184
grays@aaicorp.com	corona@aaicorp.com

HUNT VALLEY, Maryland, November 14, 2006 — United Industrial Corporation (NYSE: UIC) today announced completion of the acquisition of McTurbine Inc. by AAI Services Corporation, a wholly owned UIC subsidiary. UIC announced the execution of the stock purchase agreement on November 7.

AAI Services acquired all of the outstanding stock of McTurbine for $31 million in cash, subject to adjustment based upon McTurbine’s closing net worth. In its most recent fiscal year, which ended June 30, 2006, McTurbine recorded revenues of $24.8 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of $3.3 million.

McTurbine, an aerospace industry leader in the maintenance, repair, and overhaul of military helicopter engines, enhances AAI Services’ support services business and broadens its menu of diversified services to U.S. military depots.

Located near the Corpus Christi Army Depot, McTurbine is an authorized service center for Honeywell and Goodrich Corporation, providing overhauls of T53 and T55 turboshaft helicopter engines, as well as T53 fuel control units and governors.

The company is scheduled to move into a new, larger production facility in Corpus Christi by the end of the year, more than doubling the size of its current facility and enabling it to meet anticipated growth.

AAI Services is known for its array of training and simulation, operations and maintenance, and logistics products, as well as depot support and engineering and modifications services. The company supports customers throughout the world and has principal operating locations in Hunt Valley, Md.; Charleston, S.C.; Ogden, Utah; Oklahoma City, Okla.; and Jacksonville, Fla.

United Industrial Corporation designs, produces, and supports defense systems. Its products and services include unmanned aircraft systems, training and simulation systems, automated aircraft test and maintenance equipment, armament systems, logistical and engineering services, and other leading-edge technology solutions for defense needs. The company also manufactures combustion equipment for business and refuse fuels.

For more information, visit www.unitedindustrial.com, www.aaicorp.com and www.mcturbine.com.

Except for the historical information contained herein, information set forth in this news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and variations of such words and similar expressions that indicate future events and trends are intended to identify such forward-looking statements, which include, but are not limited to, projections of revenues, earnings, segment performance, cash flows, and contract awards. These forward-looking statements are subject to risks and uncertainties, including without limitation, program cancellations and changes in program funding, which could cause the company’s actual results or performance to differ materially from those expressed or implied in such statements. The company makes no commitment to update any forward-looking statement or to disclose any facts, events, or circumstances after the date hereof that may affect the accuracy of any forward-looking statement. For additional information about the company and its various risk factors, please see the company’s most recent annual report on Form 10-K and other reports as filed with the Securities and Exchange Commission.

*               *               *